Exhibit 99.1

SETTLEMENT AGREEMENT

           This AGREEMENT, dated as of March 18, 2016 (this “Agreement”), is made and entered into by PICO Holdings, Inc., a California corporation (“PICO” or the “Company”), and each of the other persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or “Investor Group”) which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

           WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company’s board composition and its business, financial performance, and strategic plans;

           WHEREAS, the Investor Group is deemed to beneficially own shares of the Common Stock totaling, in the aggregate, 1,407,498 shares or approximately six and one- tenth of a percent (6.1%) of the Common Stock outstanding as of February 25, 2016; and

           WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its shareholders would be served at this time by, among other things, agreeing to appoint, at the request and recommendation of the Investor Group, Andrew F. Cates (“New Director A”) and Daniel B. Silvers (“New Director B,” and, together with New Director A, the “New Directors”) to the Company’s Board of Directors (the “Board”) and agreeing to the other covenants and agreements contained herein.

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Matters; Board Appointments; Board Policies and Procedures.

(a) Board Matters.

(i) Prior to the execution of this Agreement (i) the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) has reviewed and approved the qualifications of the New Directors to serve as members of the Board and (ii) the Board has determined that each of the New Directors are “independent” as defined by the listing standards of NASDAQ. The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective immediately following the execution of this Agreement, to (i) cause the Board to increase the size of its membership from seven (7) to nine (9) members; (ii) appoint New Director A as a director of the Company in Class III with a term expiring at the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”); (iii) appoint New Director B as a director of the Company in Class I with a term expiring at the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”); and (iv) cause the Board to decrease the size of its Class II membership by one, effective upon the conclusion of the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”), such that only eight (8) directors are serving on the Board upon the conclusion of the 2016 Annual Meeting of Shareholders; provided that, for the avoidance of doubt, nothing contained herein shall restrict the Board from increasing its size or the size of any class at any time thereafter.

(ii) At the 2017 Annual Meeting, the Company agrees to nominate New Director A (or any replacement for New Director A who has been appointed to the Board pursuant to Section 1(e) hereof) in the same manner and for the same term as the Company’s other Class III directors who are up for election at the 2017 Annual Meeting and recommend, support and solicit proxies for the election of New Director A (or any applicable replacement) in the same manner as the Company has supported its nominees up for election at prior annual meetings of shareholders at which the election of directors was uncontested; provided that, for the avoidance of doubt, if the shareholders of the Company approve, at the 2016 Annual Meeting, a binding proposal from the Company to declassify the Board such that the Class III directors stand for election at the 2017 Annual Meeting for a term that expires at the conclusion of the 2018 Annual Meeting, then New Director A shall stand for election at the 2017 Annual Meeting for a term that expires at the conclusion of the 2018 Annual Meeting.

(iii) The Company agrees that at any special meeting of shareholders held during the Standstill Period that seeks the removal of any directors of the Company, it will recommend, support and solicit proxies against the removal of the New Directors in the same manner as the Company recommends and solicits proxies against the removal of the Company’s other directors.

(iv) The Company agrees that the New Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for their service as directors as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including, without limitation, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.

(b) Committees of the Board.

(i) The Company agrees that, concurrent with the New Directors’ appointment to the Board, New Director A shall be appointed as a member of the Audit Committee and Nominating Committee and New Director B shall be appointed as a member of the Compensation Committee and Nominating Committee, and shall be permitted to serve on such committees for at least twelve (12) months from the date hereof, provided that the New Directors are and continue to remain eligible to serve in such capacity pursuant to applicable law and the rules of NASDAQ, and shall be considered along with all other Board members for Board committee assignments in connection with the Board’s annual review of committee composition or upon the formation of any special committee of the Board.

(ii) Concurrent with the New Directors’ appointment to the Board, the Board shall form a strategy committee (the “Strategy Committee”) to be composed of four (4) members of the Board, and New Director A and New Director B shall be appointed to serve as members of the Strategy Committee and shall be permitted to serve on such committee for at least twelve (12) months from the date hereof. The responsibilities of the Strategy Committee shall include monitoring the Company’s previously announced plans to return capital to shareholders as assets are monetized with such capital being returned through stock repurchases or special dividends. During the Standstill Period (as defined below), any action by the Strategy Committee must be approved by at least three (3) members of the Strategy Committee.

(c) Board Policies and Procedures. The Investors agree that they shall cause the New Directors to (i) comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including, but not limited to, the Company’s Corporate Governance Guidelines, Legal and Ethical Conduct Policy, and policies on insider trading, hedging, pledging, stock ownership, public disclosures and confidentiality, copies of which are publicly available or have been delivered to the New Directors prior to the execution of this Agreement, which the Investors acknowledge and confirm have been delivered to the New Directors, and (ii) strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. The Investor Group shall provide, and shall cause the New Directors to provide, the Company with such information as is reasonably requested by the Company concerning the New Directors and/or the Investor Group as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.

(d) Resignation.  As a condition to commencement of a term on the Board (or nomination therefor), including, but not limited to, in the case of replacement directors appointed pursuant to Section 1(e) hereof, the Investors agree that the New Directors (and any replacements thereof) will resign (and shall be deemed hereby to have irrevocably agreed to so resign, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) and the Company’s obligations under this Section 1 shall terminate effective immediately upon such time as (i) any Investor or any Affiliate (as defined below) or Associate (as defined below) thereof submits a notice of a nomination of directors for election to the Board or any other shareholder proposal at any annual or special meeting of shareholders held during the Standstill Period, (ii) any Investor or any Affiliate or Associate thereof seeks to call a special meeting of shareholders or take any action by written consent during the Standstill Period, (iii) any Investor or any Affiliate or Associate thereof breaches Section 2 of this Agreement, (iv) any Investor (or any New Director, to the extent that such New Director is an Affiliate or Associate of any of the Investors) otherwise violates Section 3 hereof, or (v) any Investor or any Affiliate or Associate thereof otherwise breaches this Agreement in any material respect not referred to in the preceding Section 1(d)(i), Section 1(d)(ii), Section 1(d)(iii) or Section 1(d)(iv). In connection with any alleged breach or violation of the type referred to in Section 1(d)(iv) or Section 1(d)(v), the Company shall first provide written notice to the Investors of such alleged breach or violation and to the extent such alleged breach or violation is curable, any such resignation of the New Directors (and any replacements thereof) or termination of the Company’s obligations under this Section 1 shall only become effective if such alleged breach or violation has not been cured within fifteen (15) calendar days after the Investors receive written notice from the Company of such alleged breach or violation. If the Investors, in good faith, dispute any alleged breach or violation of the type referred to in Section 1(d)(iv) or Section 1(d)(v), any such resignation of the New Directors (and any replacements thereof) or termination of the Company’s obligations under this Section 1 shall not become effective until (i) the Investors agree not to dispute such breach or violation or (ii) a court of competent jurisdiction in a final judgment on the merits (whether or not subject to appeal) has confirmed or determined the existence of such breach or violation; provided that any decision by the Investors to dispute such alleged breach or violation shall be made in good faith and with the good faith belief that a reasonable basis exists that they did not breach or violate this Agreement as alleged by the Company. In furtherance of this Section 1(d), the New Directors and any replacement directors appointed in accordance with Section 1(e) below, as a condition to being appointed or nominated to the Board pursuant hereto, shall execute and deliver to the Company an irrevocable advance letter of resignation in the form attached hereto as Exhibit A.

(e) Replacements.

(i) The Company agrees that if either of the New Directors (other than as a result of either (i) in accordance with the terms of this Agreement, not being nominated to serve as a director at an annual meeting of shareholders or special meeting of shareholders held in lieu thereof, or (ii) ceasing to serve as a director under the circumstances contemplated by Section 1(d) hereof) is unable to serve as a director for any reason, resigns as a director, or is removed as a director prior to the end of the term of office set forth above during the Standstill Period (as defined below), and at such time the Investor Group beneficially owns in the aggregate at least five percent (5.0%) of the Company’s then outstanding Common Stock (subject to adjustment for share issuances, stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding shares of Common Stock), then the Investor Group shall have the ability to recommend a substitute person.

(ii) Any substitute person recommended by the Investor Group pursuant to Section 1(e)(i) above shall be reasonably acceptable to the Nominating Committee and shall qualify as “independent” pursuant to NASDAQ’s listing standards and have the relevant financial and business experience to fill the resulting vacancy. The Nominating Committee shall make its determination and recommendation regarding whether such person is reasonably acceptable and meets the foregoing criteria within twenty (20) business days after representatives of the Board have conducted interview(s) of such director candidate. The Company shall use its reasonable best efforts to cause any interview(s) contemplated by this Section 1(e) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the proposed director candidate, within twenty (20) business days after the Investor Group’s submission of such director candidate’s credentials, including, but not limited to, a completed copy of the Company’s standard director and officer questionnaire and the Investors agreeing to make any such person available for an in-person interview with the Nominating Committee and other representatives of the Board as determined by the Board.

(iii) In the event that the Nominating Committee does not accept a substitute person recommended by the Investor Group pursuant to Section 1(e)(i) above, then the Investor Group shall have the right to recommend an additional substitute person for consideration by the Nominating Committee in accordance with the procedures described above.

(iv) Upon acceptance of a replacement director candidate by the Nominating Committee, and the agreement by such replacement director candidate that such candidate will resign (and shall be deemed hereby to have irrevocably agreed to so resign, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) pursuant to Section 1(d) hereof and, in furtherance thereof, such candidate provides the Company with an executed irrevocable advance letter of resignation in the form attached hereto as Exhibit A, the Board shall take such actions as to appoint such replacement director candidate to the Board no later than ten (10) business days after the Nominating Committee’s recommendation; provided, however, that if the Board does not elect such replacement director candidate to the Board pursuant to this Section 1(e), the Company and the Investor Group shall continue to follow the procedures of this Section 1(e) until a replacement director candidate is elected to the Board. Following the appointment of any director to replace a New Director in accordance with this Section 1(e), any reference to New Director herein shall be deemed to include such replacement director.

(v) Any replacement director appointed to the Board in accordance with this Section 1(e) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal and the Investors shall cause such replacement director to comply with the terms and conditions applicable to a New Director under this Agreement, including, but not limited to, Section 1(c) and Section 1(d) hereof; provided, however, that in the event the replacement director is found in the reasonable judgment of the Nominating Committee to be an Affiliate or Associate of any Investor, such replacement director will be required to execute a document confirming that he or she will be legally bound by the terms and conditions of this Agreement applicable to any Affiliate or Associate of any Investor including, but not limited to, Section 1(c), Section 1(d), Section 2, Section 3 and Section 7(a) hereof.

2. Voting Agreement.

(a) Shareholder Meetings.

(i) At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees to, and shall cause their Affiliates and Associates to, (A) appear at such shareholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of (1) each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board) and in any election of directors where cumulative voting is permitted, shall cumulate votes for any or all of the nominees for election as directors nominated by the Board and recommended by the Board in accordance with the instructions of the Board; and (2) except in connection with any Opposition Matter (as defined below), each of the shareholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for shareholder approval and against all matters which the Board recommends against shareholder approval; and (C) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board. For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions proposed by the Company for approval by its shareholders, but only to the extent that such transaction is required to be submitted by the Board to the Company’s shareholders for approval under the California Corporations Code, as amended, and/or applicable NASDAQ rules: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposal to increase the Company’s authorized capital stock, and also any proposal regarding adoption or amendment of equity plans, all of which shall not be deemed an Opposition Matter for purposes of this Agreement); (G) any transactions that would result in a change in control of the Company; or (H) any debt or equity financings.

(ii) Without limiting Section 2(a)(i) above, with respect to any proposal proposed for consideration at any meeting of the Company’s shareholders by Leder Holdings, LLC, LH Brokerage, LLC, Leder Holdings Opportunity Fund LLC, Sean M. Leder and/or any Affiliate or Associate thereof (collectively, the “Leder Group”), prior to the expiration of the Standstill Period, each of the Investors agrees to, and shall cause each of their respective Affiliates and Associates to, take all necessary action to cause any of their shares of Common Stock beneficially owned by such Investor or any of their respective Affiliates or Associates to be voted (i) in accordance with the recommendation of the Board, and (ii) solely on the proxy card or voting instruction form solicited by or behalf of the Company or the Board.

(iii) No later than five (5) business days prior to each annual or special meeting of shareholders held prior to the expiration of the Standstill Period, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by such Investors or any of their respective Affiliates or Associates in accordance with this Section 2.

(iv) No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(a).

(b) Actions By Written Consent.

(i) In connection with any action  by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to, and shall cause their respective Affiliates and Associates not to, vote and shall take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates on any consent card solicited by any party, other than the Company or the Board.

(ii) Without limiting Section 2(b)(i) above, with respect to any action by written consent proposed or sought to be taken by the Leder Group and/or any Affiliate or Associate thereof prior to the expiration of the Standstill Period, each of the Investors agrees to, and shall cause their respective Affiliates and Associates to, take all necessary action, including, but not limited to, the execution and completion of the Company’s consent revocation card in accordance with the recommendation of the Board, to cause any of their shares of Common Stock beneficially owned by such Investor not to be voted for any action by written consent proposed or sought to be taken by the Leder Group and/or any Affiliate or Associate thereof.

(iii) No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(b).

(c) Special Meeting Demands.

(i) In connection with any demand by a shareholder of the Company that the Company call a special meeting of shareholders, made prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to, and shall cause their respective Affiliates and Associates not to, vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party.

(ii) Without limiting Section 2(c)(i) above, with respect to any special meeting demand proposed or sought to be made by the Leder Group and/or any Affiliate or Associate thereof prior to the expiration of the Standstill Period, each of the Investors agrees to, and shall cause their respective Affiliates and Associates to, take all necessary action, including, but not limited to, the execution and completion of the Company’s consent revocation card in accordance with the recommendation of the Board, to cause any of their shares of Common Stock beneficially owned by such Investor or any of their respective Affiliates or Associates not to be voted for any special meeting demand proposed or sought to be made by the Leder Group and/or any Affiliate or Associate thereof.

(iii) No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c).

(d) No Other Voting Agreements. Each Investor represents and warrants to the Company that such Investor, and any Affiliate or Associate thereof, has not, prior to or on the date of this Agreement, with respect to the shares of Common Stock listed on Exhibit B, executed or delivered any proxy, consent card or voting instruction form or entered into any voting agreement, commitment or similar arrangement with any person, including, but not limited to, the Leder Group.

3. Standstill.

(a) Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period (as defined below), without the prior written consent of a majority of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) nor any other persons acting under the control or direction of any of the Investors, will, and it will cause each of its Affiliates, Associates and such other persons under its control not to, directly or indirectly, alone or in concert with others, in any manner:

(i) propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company;

(ii) engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any (A) interests in any of the Company’s indebtedness, or (B) economic ownership of any Common Stock (including any rights decoupled from the underlying securities of the Company) representing in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof) in excess of 10% of the shares of Common Stock outstanding;

(iv) seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner in accordance with a recommendation made by the Board;

(v) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity not an (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, or (D) an Affiliate or Associate of the Investors (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

(vi) knowingly, intentionally, purposefully, or willfully sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investors to any member of the Leder Group or any Affiliate or Associate thereof;

(vii) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(viii) take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Restated Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix) initiate, propose or otherwise “solicit” shareholders of the Company for the approval of any shareholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(x) communicate with shareholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(xi) engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders;

(xii) otherwise publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board, except as permitted expressly by this Agreement;

(xiii) call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s Restated Articles of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”

(xiv) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person; provided, however, that for the avoidance of doubt, the term “assets” used in this Section 3(a)(xiv) does not include Common Stock;

(xv) seek election to the Board or seek to place a representative on the Board;

(xvi) seek the removal of any director from the Board;

(xvii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock;

(xviii) seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company; provided, however, that nothing in this Agreement shall prevent the Investors or their Affiliates or Associates from taking actions, during the sixty (60) days prior to the expiration of the advance notice period for the submission by shareholders of director nominations (as set forth in the advance notice provisions of the Company’s Bylaws) for consideration at the 2018 Annual Meeting, in furtherance of identifying director candidates, solely to be nominated by the Investors, in connection with such annual meeting, so long as such actions do not create a public disclosure obligation for the Investors or the Company and are not publicly disclosed by the Investors or their Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Investors’ normal practices in the circumstances;

(xix) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Investor Group); provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor  Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement and such Affiliate has been disclosed in a Schedule 13D Amendment filed by the Investor Group within two (2) business days disclosing that the Investor has formed a group with such Affiliates;

(xx) take any action that would be deemed, pursuant to this Agreement, to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with another person relating to any action prohibited by this Section 3, including, without limitation, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;

(xxi) demand a copy of the Company’s list of shareholders or its other books and records, whether pursuant to any provisions of the California Corporations Code or otherwise;

(xxii) commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenters, appraisal or similar rights under the California Corporations Code; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section (3)(a)(xxii);

(xxiii) disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xxiv) enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xxv) make any request or submit any proposal to amend the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxvi) take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3;

(xxvii) take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the foregoing; or

(xxviii)  otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b) The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Directors anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly).  The provisions of this Section 3 shall also not prevent the Investor Group from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in Section 1 hereto.

(c) As of the date of this Agreement, none of the Investors, nor any of their respective Affiliates or Associates, are aware of any actions seeking to change the composition of the Board, the governance or management of the Company or which actions, if taken by the Investors following the execution of this Agreement, would violate any of the terms hereof, other than any actions that have been publicly disclosed as of the date of this Agreement, by any person, including, but not limited to, any member of the Leder Group, and none of the Investors, nor any of their respective Affiliates or Associates, are engaged in any discussions or negotiations, or have any agreements, arrangements or understandings, written or oral, formal or informal, whether or not legally enforceable, with any person, including, but not limited to, any member of the Leder Group, with respect to any such actions or the acquisition of economic ownership of any securities of the Company, and none of the Investors, nor any of their respective Affiliates or Associates, have any actual and non-public knowledge that any other shareholders of the Company, including, but not limited to, any member of the Leder Group, have any present or future intention of taking any actions, which actions, if taken by the Investors following the execution of this Agreement, would violate any of the terms hereof, other than any such actions that have been publicly disclosed as of the date of this Agreement. The Investors agree to, and shall cause their respective Affiliates and Associates to, refrain from taking any actions during the Standstill Period to intentionally encourage or facilitate other shareholders of the Company or any other persons, including, but not limited to, any member of the Leder Group, to engage, directly or indirectly, in any of the actions that if taken by the Investors or any of their respective Affiliates or Associates would violate any of the terms of this Agreement.

(d) As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially ownership,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person.

(e) Notwithstanding anything contained in this Agreement to the contrary:

(i)         The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and

(ii)  For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.

(f) For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Pacific Time, on the date that is the earlier of (x) ten (10) calendar days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the 2018 Annual Meeting (as set forth in the advance notice provisions of the Company’s Bylaws) and (y) one hundred (100) calendar days prior to the first anniversary of the 2017 Annual Meeting.

4.  Expenses.  Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group for reasonable legal fees and expenses as actually incurred in connection with the matters related to seeking Board representation at the Company, the matters related to the 2016 Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement in an amount not to exceed $100,000.

5. Representations and Warranties of the Company.  The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of the Investors.  Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly,  only the number of shares of Common Stock as described opposite its name on Exhibit B and Exhibit B includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates, Associates, officers, directors and other Investor Agents (as defined below), including each to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

7. Mutual Non-Disparagement.

                      (a)  Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from such Investor of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

                      (b)  The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by an Investor (provided that such Investor shall have three (3) business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their Affiliates or Associates or any of their agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Agents.

                      (c)  Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide written notice to the other parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other parties.

                      (d)  The limitations set forth in Section 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.

8. Public Announcements.  Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. No party or any of its Affiliates or Associates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

9. SEC Filings.

(a) No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b) No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Except for amendments to the Schedule 13D filed by the Investor Group made solely to report material changes to the information contained therein, including a change in the level of ownership of Common Stock and the entry into this Agreement and the issuance of the Press Release, none of the Investors or the New Directors shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, in each case without the prior written consent of the Company, with such consent to be approved by a vote of a majority of the Board’s entire membership, unless required by applicable law.

10. Specific Performance.  Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

11. Notice.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

PICO Holdings, Inc.
7979 Ivanhoe Avenue, Suite 300
La Jolla, CA 92037
Fax No.: 858-456-6480
Email: mwebb@picoholdings.com
Attention: Maxim C. W. Webb, Executive Vice President, Chief Financial Officer, Treasurer & Corporate Secretary

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Fax No.: 202-739-3001
Email: kgottfried@morganlewis.com
Attention: Keith E. Gottfried, Esq.

and

Cooley LLP
4401 Eastgate Mall
San Diego, CA  92121-1909
Fax No.: 858.550.6420
Email: jkent@cooley.com
Attention: Jason L. Kent, Esq.

If to any Investor:

Central Square Management LLC
1813 N. Mill Street, Suite F
Naperville, IL 60563
Fax No.: (630) 210-8927
Email: kelly.cardwell@csquarecapital.com
Attention: Kelly Cardwell, Managing Member

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
65 East 55th Street, Park Avenue Tower
New York, NY 10022
Fax No.: (212) 451-2333
E-mail:     swolosky@olshanlaw.com
 mreda@olshanlaw.com
Attention: Steve Wolosky, Esq.
   Meagan Reda, Esq.

12. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of California executed and to be performed wholly within the State of California, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction.

13. Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of California located in the County of San Diego in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of California located in the County of San Diego, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law.  Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

14. Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Representative.  Each Investor hereby irrevocably appoints Central Square Management LLC as its attorney-in-fact and representative (the “Central Square Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Central Square Representative or upon any document, notice, instruction or other writing given or executed by the Central Square Representative.

16. Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

17. Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

18. Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19. Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

20. Receipt of Adequate Information; No Reliance; Representation by Counsel.  Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

21. Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23. Amendment.  This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Central Square Representative, or their respective successors or assigns.

24. Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a vote of a majority of the entire membership of the Board), and with respect to the Company, the prior written consent of the Central Square Representative.

25. No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

26. Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO AGREEMENT]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

PICO HOLDINGS, INC.

By: /s/ John R. Hart
Name: John R. Hart
Title: CEO

CENTRAL SQUARE MANAGEMENT LLC

By: /s/ Kelly Cardwell
Name: Kelly Cardwell
Title: Managing Member

CENTRAL SQUARE CAPITAL LP
By: Central Square GP LLC
General Partner

By: /s/ Kelly Cardwell
Name: Kelly Cardwell
Title: Managing Member

CENTRAL SQUARE CAPITAL MASTER LP
By: Central Square GP II LLC
General Partner

By: /s/ Kelly Cardwell
Name: Kelly Cardwell
Title: Managing Member

CENTRAL SQUARE GP LLC

By: /s/ Kelly Cardwell
Name: Kelly Cardwell
Title: Managing Member

CENTRAL SQUARE GP II LLC

By: /s/ Kelly Cardwell
Name: Kelly Cardwell
Title: Managing Member

/s/ Kelly Cardwell
KELLY CARDWELL

EXHIBIT A

FORM OF IRREVOCABLE LETTER OF RESIGNATION

IRREVOCABLE ADVANCE LETTER OF DIRECTOR RESIGNATION

[NAME AND ADDRESS OF NEW DIRECTOR]

March [•], 2016

PICO Holdings, Inc.
Attention: Board of Directors
7979 Ivanhoe Avenue, Suite 300
La Jolla, CA 92037

Ladies and Gentlemen:

I refer to the Agreement (the “Agreement”) dated as of March 18, 2016, between PICO Holdings, Inc., a California corporation (the “Company”), on the one hand, and Central Square Management LLC, Central Square Capital LP, Central Square Capital Master LP, Central Square GP LLC, Central Square GP II LLC, and Kelly Cardwell (collectively, the “Investors”), on the other hand. Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(d) of the Agreement1,, I hereby irrevocably tender my resignation as a member of the board of directors of the Company and each committee of the board of directors on which I serve, it being understood that (i) the tender of such resignation shall be effective at such time, and subject to the conditions, provided for in Section 1(d) of the Agreement, and (ii) any resignation shall be effective only as, if and when accepted by the Company’s board of directors.

I understand and acknowledge that this advance letter of resignation is irrevocable and may not be withdrawn by me at any time.

Sincerely,

[NEW DIRECTOR]

1 Section 1(d) of the Agreement is attached as Exhibit A to this letter.

EXHIBIT A TO LETTER OF DIRECTOR RESIGNATION

EXCERPTED SECTION 1(d) OF AGREEMENT

1.           Board Matters; Board Appointments; Board Policies and Procedures.

(d) Resignation.  As a condition to commencement of a term on the Board (or nomination therefor), including, but not limited to, in the case of replacement directors appointed pursuant to Section 1(e) hereof, the Investors agree that the New Directors (and any replacements thereof) will resign (and shall be deemed hereby to have irrevocably agreed to so resign, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) and the Company’s obligations under this Section 1 shall terminate effective immediately upon such time as (i) any Investor or any Affiliate (as defined below) or Associate (as defined below) thereof submits a notice of a nomination of directors for election to the Board or any other shareholder proposal at any annual or special meeting of shareholders held during the Standstill Period, (ii) any Investor or any Affiliate or Associate thereof seeks to call a special meeting of shareholders or take any action by written consent during the Standstill Period, (iii) any Investor or any Affiliate or Associate thereof breaches Section 2 of this Agreement, (iv) any Investor (or any New Director, to the extent that such New Director is an Affiliate or Associate of any of the Investors) otherwise violates Section 3 hereof, or (v) any Investor or any Affiliate or Associate thereof otherwise breaches this Agreement in any material respect not referred to in the preceding Section 1(d)(i), Section 1(d)(ii), Section 1(d)(iii) or Section 1(d)(iv). In connection with any alleged breach or violation of the type referred to in Section 1(d)(iv) or Section 1(d)(v), the Company shall first provide written notice to the Investors of such alleged breach or violation and to the extent such alleged breach or violation is curable, any such resignation of the New Directors (and any replacements thereof) or termination of the Company’s obligations under this Section 1 shall only become effective if such alleged breach or violation has not been cured within fifteen (15) calendar days after the Investors receive written notice from the Company of such alleged breach or violation. If the Investors, in good faith, dispute any alleged breach or violation of the type referred to in Section 1(d)(iv) or Section 1(d)(v), any such resignation of the New Directors (and any replacements thereof) or termination of the Company’s obligations under this Section 1 shall not become effective until (i) the Investors agree not to dispute such breach or violation or (ii) a court of competent jurisdiction in a final judgment on the merits (whether or not subject to appeal) has confirmed or determined the existence of such breach or violation; provided that any decision by the Investors to dispute such alleged breach or violation shall be made in good faith and with the good faith belief that a reasonable basis exists that they did not breach or violate this Agreement as alleged by the Company. In furtherance of this Section 1(d), the New Directors and any replacement directors appointed in accordance with Section 1(e) below, as a condition to being appointed or nominated to the Board pursuant hereto, shall execute and deliver to the Company an irrevocable advance letter of resignation in the form attached hereto as Exhibit A.

EXHIBIT B

SHAREHOLDERS, AFFILIATES, AND OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned
Central Square Management LLC	1,407,498
Central Square Capital LP	972,642
Central Square Capital Master LP	434,856
Central Square GP LLC	972,642
Central Square GP II LLC	434,856
Kelly Cardwell	1,407,498

Aggregate total beneficially owned by Central Square Management:	1,407,498

EXHIBIT C

FORM OF PRESS RELEASE

NEWS RELEASE

PICO REACHES AGREEMENT WITH CENTRAL SQUARE
Appoints Two New Independent Directors Andy Cates and Daniel Silvers

LA JOLLA, Calif., March 18, 2016 – PICO Holdings, Inc. (Nasdaq: PICO), today announced that it has entered into an agreement with Central Square Management LLC and affiliates, which own approximately 6.1% of PICO’s outstanding shares, regarding the composition of PICO’s Board of Directors. Under the terms of the agreement, the PICO Board has appointed Andrew F. Cates as a Class III director and Daniel B. Silvers as a Class I director, effective immediately. With the addition of Messrs. Cates and Silvers to the PICO Board, the PICO Board will be comprised of nine directors, eight of whom are non-employee directors and five of whom have been added to the PICO Board since the beginning of 2016. PICO also agreed to nominate Mr. Cates for reelection at the 2017 Annual Meeting of Shareholders and to cause at least one Class II director not to be renominated for re-election at the 2016 Annual Meeting such that the size of the PICO Board would be reduced to eight directors immediately following the conclusion of the 2016 Annual Meeting.

Mr. Cates is the Managing Member of Value Acquisition Fund and Chief Executive Officer of RVC Outdoor Destinations, a developer and operator of outdoor resorts. He has acquired and asset managed commercial real estate throughout the United States within various entities, including Value Acquisition Fund, an acquisition, development, and asset management company that he founded in 2004. Mr. Cates is a member of the Board of Directors of Pioneer Natural Resources Co., which is engaged in the development, exploration, and production of oil and gas in the United States.

Mr. Silvers is the Managing Member of Matthews Lane Capital Partners LLC, an investment firm.  He currently serves on the boards of directors of Forestar Group Inc. and India Hospitality Corp. He has previously served on the boards of directors of International Game Technology, bwin.party digital entertainment plc and Universal Health Services, Inc., and previously served as President of Western Liberty Bancorp.

“We are pleased to welcome Andy and Daniel to the PICO Board of Directors,” said John R. Hart, PICO’s Chief Executive Officer. “Their addition to our Board of Directors furthers our ongoing efforts to expand the depth and breadth of the PICO Board with new independent directors who will add competencies, experiences and insights that enhance the ability of the Board to create value for the benefit of all PICO shareholders. We believe the asset management and real estate investment backgrounds and public company Board experience of our newest directors will be beneficial to PICO and our shareholders as we continue to execute on our business plan to maximize shareholder value by returning capital to shareholders as assets are monetized.”

Kelly Cardwell, Managing Member of Central Square Management LLC, said, "We are pleased to have worked collaboratively with the PICO Board and management team to reach this agreement which we believe is a good outcome for all shareholders.  Our recent conversations with PICO's Board and senior management team have been constructive and encouraging and have only validated our beliefs about the quality and character of PICO’s recently refreshed Board and management team. We believe the addition of Andy Cates and Daniel Silvers to the Board, alongside PICO’s management team and the other Board members, will be instrumental in helping the Company further identify and execute upon opportunities to unlock the significant value that remains trapped in PICO’s undervalued share price. We believe that, as a result of our discussions and engagement with PICO’s Board and management team, we now share many of the same priorities and are aligned in our commitment to maximizing value for all PICO shareholders. Given the agreement that we have reached with PICO and the substantial changes in the composition of the PICO Board and strategic direction that we believe has resulted from our engagement with PICO, we stand firmly with PICO in opposing the special meeting that Sean M. Leder is seeking to call and have agreed to oppose the special meeting and vote our shares against the proposals that he is seeking to bring before a special meeting.”

Messrs. Cates and Silvers stated, “We look forward to serving on the Board of PICO as it implements its business plan to monetize assets and return capital back to shareholders. We look forward to working collaboratively with the rest of the PICO Board to build upon the solid foundation that is in place.”

Under the terms of the agreement, Central Square has agreed to vote its shares in support of, among other things, the election of PICO's slate of directors at the 2016 and 2017 annual shareholders’ meetings and at any other shareholders’ meetings held prior to the expiration of the standstill period provided for in the agreement and to abide by certain standstill provisions. Central Square has also agreed to vote its shares against the calling of a special meeting of shareholders by Mr. Leder or any of his affiliates and against any proposals that Mr. Leder or any of his affiliates may seek to bring before a special meeting.

Concurrently with being named to the PICO Board, PICO has also agreed to appoint Mr. Cates to the Audit Committee and Corporate Governance and Nominating Committee of the PICO Board and Mr. Silvers to the Compensation Committee and Corporate Governance and Nominating Committee of the PICO Board. In addition, Messrs. Cates and Silvers are each being named to a newly-formed Strategy Committee of the PICO Board that will be responsible for, among other duties, monitoring PICO’s previously announced plans to return capital to shareholders as assets are monetized with such capital being returned to shareholders through stock repurchases or special dividends.

The complete agreement between PICO and Central Square will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

Morgan, Lewis & Bockius LLP advised PICO in connection with its agreement with Central Square. Central Square was advised by Olshan Frome Wolosky LLP.

About Daniel B. Silvers

Daniel Silvers is the Managing Member of Matthews Lane Capital Partners LLC.  He currently serves on the boards of directors of Forestar Group Inc. and India Hospitality Corp. He has previously served on the boards of directors of International Game Technology, bwin.party digital entertainment plc and Universal Health Services, Inc., and previously served as President of Western Liberty Bancorp, an acquisition-oriented company which bought and recapitalized Service 1st Bank of Nevada, a community bank in Las Vegas, Nevada. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors’ "A New Generation of Board Leadership: Directors Under Age 40" list of emerging corporate directors. Mr. Silvers holds a Bachelor of Science in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

About Andrew F. Cates

Mr. Cates is the Managing Member of Value Acquisition Fund and Chief Executive Officer of RVC Outdoor Destinations, a developer and operator of outdoor resorts. He has acquired and asset managed commercial real estate throughout the United States within various entities, including Value Acquisition Fund, an acquisition, development, and asset management company that he founded in 2004.  After starting his career in Dallas, Texas with Crow Family Holdings and Viceroy Investments, he became the Project Developer and founding Board Chairman of Soulsville, one of the largest inner city revitalization projects in the United States. In 2000, he began working with a team of civic and business leaders that attracted the Vancouver Grizzlies NBA franchise to Memphis, Tennessee in 2001. Mr. Cates is a member of the Board of Directors of Pioneer Natural Resources Co., which is engaged in the development, exploration, and production of oil and gas in the United States. Mr. Cates also serves on the board of the Myelin Repair Foundation. Mr. Cates holds a Bachelor of Business Administration in Finance from the University of Texas.

About PICO Holdings

PICO Holdings, Inc. is a diversified holding company that seeks to maximize long-term shareholder value.  As previously announced, PICO’s current business plan contemplates that, as assets are monetized, rather than reinvest the proceeds, PICO intends to return capital to shareholders through a stock repurchase program or by other means such as special dividends. For more information, please visit www.picoholdings.com.

About Central Square Management LLC

Central Square Management LLC is an investment management firm that seeks to invest in undervalued public companies.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical, including statements regarding our business plan and our current intention to return capital to shareholders through a stock repurchase program or by other means such as special dividends, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

A number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; the impact of international events; and the costs of responding to the actions of activist investors and the disruption caused to PICO’s business activities by these actions.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Important Additional Information and Where to Find It

PICO, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from PICO shareholders in connection with the matters to be considered at a proposed special meeting of PICO's shareholders. PICO intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from PICO shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, can be found in PICO's Definitive Consent Revocation Solicitation Statement on Schedule 14A, including the schedules and appendices thereto, filed with the SEC on February 25, 2016, and will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed special meeting.

Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by PICO with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at PICO’s website (http://investors.picoholdings.com) or by writing to the Company’s Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, CA 92037 or by calling PICO’s Corporate Secretary at (858) 456-6022.

Contacts
Sard Verbinnen & Co.
Paul Verbinnen (PVerbinnen@sardverb.com)
Mark Harnett (MHarnett@sardverb.com)
212-687-8080

OR

Financial Profiles, Inc.
Paige Hart (PICO@finprofiles.com)
310-622-8244